UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report: October 20, 2000

FIRST PLACE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

185 E. Market Street, Warren, OH	44482
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (330) 373-1221

N/A
(Former name or former address, if changed since last report)

Item 5	Other Events

          First Quarter Financial Information Press Release............

Item 7	Financial Statements & Exhibits

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: October 20, 2000	By: /s/ Steven R. Lewis

Steven R. Lewis,
President and CEO

[LOGO FIRST PLACE FINANCIAL CORP.]

For Immediate Release	For Further Information:
Friday, October 20, 2000	Steven Lewis, President and CEO
Troy Adair, Investor Relations
Phone (330) 373-1221
Fax (330) 392-8227

First Place Financial Corp. Announces First Quarter Results

Warren, Ohio, October 20, 2000—First Place Financial Corp. (Nasdaq: FPFC), the holding company for First Federal Savings and Loan Association of Warren (the “ Association”), reported net income for the three months ended September 30, 2000 of $1.9 million, or $.21 per diluted share, compared to net income of $2.4 million, or $.24 per diluted share, for the three month period ended September 30, 1999.

While earnings for the period compared to a year ago were lower, core earnings per share increased from $.19 per diluted share for the three months ended June 30, 2000 to $.21 per diluted share for the three months ended September 30, 2000. In addition, some of the projected cost savings associated with the Ravenna Savings Bank acquisition were not fully realized during the most recent quarter but will be in the Company’s second quarter. The decrease in earnings per share compared to the same period one year ago was primarily due to margin compression, an increased level of nonperforming loans, and the effects of purchase accounting from the acquisition of Ravenna Savings Bank in May of 2000. Much of the increase in nonperforming loans has come from loans acquired in the merger with Ravenna. At September 30, 2000, management believes that its loan loss allowance is adequate to cover probable loan losses.

Assets decreased slightly during the quarter to $1,043.9 million at September 30, 2000 from $1,051.6 million at June 30, 2000. This decline was primarily due to maturities and principal receipts in the securities portfolio along with fed funds sold being used to fund the share repurchase programs. Partially offsetting the decline in fed funds sold and the securities portfolio was a $16 million increase in loans receivable. Half of this increase was attributable to growth in indirect auto lending and home equity lines of credit. The remainder was primarily due to seasonal increases in the construction lending portfolio. The Company continues to sell the majority of its fixed rate 1-4 family mortgage originations.

Deposits decreased to $580.4 million at September 30, 2000 compared to $586.7 million at June 30, 2000. This decrease was primarily concentrated in certificates of deposit which declined $11.5 million during the quarter. The decrease in certificates was partially offset by an increase in money market accounts. In order to more effectively control funding costs, management elected to selectively compete against other local financial institutions who were offering extremely aggressive rates on certificates. Instead, the Company elected to utilize Federal Home Loan Bank advances and interest rate swap agreements to lock in rates which were often 75 basis points less expensive than certificates.

Progress continued on the development of a commercial lending division with the addition of Robert Kemp, a veteran commercial lender. Timothy Beaumont, hired in June to lead the division, is currently developing systems, products and services to begin offering to customers in the upcoming quarter.

On May 23, 2000 the Company signed a letter of intent to merge with FFY Financial Corp. (Nasdaq: FFYF) headquartered in Youngstown, Ohio in a merger of equals. The combined institution will have assets of approximately $1.7 billion and will be the largest financial institution based in the Mahoning Valley. The shareholders of FFY will receive 1.075 shares of First Place Financial Corp. common stock in exchange for each share of FFYF stock. The shares to be issued were valued at $71 million on May 23, 2000. The merger is subject to shareholder and regulatory approval and is expected to be completed during December, 2000.

The Company announced a stock repurchase program on July 27, 2000 to purchase 507,261 shares in addition to the 533,959 share repurchase program announced on June 26, 2000. During the quarter, a total of 1,005,200 shares were repurchased at an average cost of $11.21 per share. The Company will look to finish its repurchase program after its annual meeting on November 16, 2000.

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information about the Company may be found on the Company’s web site: www.firstfederalofwarren.com.

FIRST PLACE FINANCIAL CORP.
Selected Consolidated Financial Condition Data:
(Unaudited)

($ in thousands)	September 30, 2000	June 30, 2000	September 30, 1999
Total assets	$1,043,906	$ 1,051,577	$ 795,908
Loans receivable, net	721,095	705,066	487,054
Loans available for sale	11,097	13,071	565
Allowance for loan losses	6,353	6,150	3,663
Non performing assets	12,366	7,416	1,813
Securities available for sale	255,108	261,051	260,172
Deposits	580,435	586,748	438,681
Federal Home Loan Bank Advances	261,564	227,762	120,964
Repurchase Agreements	50,000	75,000	74,430
Total shareholders’ equity	138,682	147,975	151,964
Total shares outstanding	9,683,250	10,688,450	11,241,250

	Three Months Ended September 30,		%
Selected Consolidated Operations Data:	2000	1999	Change
($ in thousands except per share amounts)

Total interest income	$ 19,001	$ 13,399	42%
Total interest expense	12,479	6,790	84%

Net interest income	6,522	6,609	-1%
Provision for loan losses	300	169	78%

Net interest income after provision	6,222	6,440	-3%

Non interest income	890	480	85%
Gain (loss) on sale of securities	1	0	N/M
Gain (loss) on sale of loans	234	79	196%
Non interest expense	4,604	3,485	32%

Income before federal income tax	2,743	3,514	-22%
Federal income tax expense	849	1,114	-24%

Net income	$ 1,894	$ 2,400	-21%

Basic earnings per share	$ 0.21	$ 0.24
Diluted earnings per share	$ 0.21	$ 0.24

Average shares outstanding—basic	8,908,020	10,018,153
Average shares outstanding—diluted	8,908,020	10,018,153

N/M—Not meaningful.

N/A—Not applicable.

	At or for the Three Months Ended September 30,
Selected Average Balances and Financial Ratios: (1)	2000	1999

Average Balances (000’s):
Assets	$1,040,396	$753,689
Loans receivable, net	724,541	469,929
Securities available for sale	260,144	261,921
Deposits	579,134	434,730
Federal Home Loan Bank Advances	234,847	99,723
Repurchase Agreements	71,739	58,560
Shareholders’ equity	143,836	154,532

Performance Ratios:
Return on average assets (2)	0.73%	1.27%
Return on average equity (3)	5.27%	6.21%
Interest rate spread (4)	2.10%	2.65%
Net interest margin (5)	2.72%	3.60%
Efficiency ratio (6)	60.21%	48.62%
Net interest income to operating expenses	141.66%	189.64%
Dividend payout ratio (7)	47.62%	31.25%

Capital Ratios:
Equity to total assets at end of period	13.28%	19.09%
Stated book value per share	$14.32	$13.52
Tangible book value per share (8)	$12.98	$13.52
Average interest-earning assets to average interest-bearing liabilities	113.45%	126.29%
Asset Quality Data:
Nonperforming assets as a percent of total assets (9)	1.18%	0.23%
Allowance for loan losses to non performing loans	54.78%	217.52%
Allowance for loan losses to loans outstanding	0.87%	0.75%
Year-to-date net charge-offs (000’s)	$98	$129
Annualized net charge-offs to average loans	0.05%	0.11%

(1)	Ratios are annualized where appropriate.
(2)	Ratio of net income to average total assets.
(3)	Ratio of net income to average equity.
(4)	Difference between weighted average yield on interest-earning assets and
(5)	Ratio of net interest income to average interest-earning assets.
(6)	Ratio of non interest expense to the sum of net interest income plus non interest
(7)	Cash dividends declared per share divided by diluted earnings per share.
(8)	Total shareholders’ equity minus goodwill divided by number of shares outstanding.
(9)	Non performing assets consist of nonperforming loans, REO and repossessed
N/A—Notappicable.